PLS CPA, A PROFESSIONAL CORP.
t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

July 8, 2013

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of American Home Alliance Corporation of our report dated July 8, 2013, with respect to the balance sheets as of December 31, 2010 and 2009, and the related statements of income, cash flows, and shareholders' deficit for the fiscal years period ended December 31, 2010 and 2009, which appears on Form 10-K of American Home Alliance Corporation

Very truly yours,

/s/  PLS CPA
PLS CPA, A Professional Corp.
San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board